FOR IMMEDIATE RELEASE
October 17, 2014
ARC GROUP WORLDWIDE, INC.
ANNOUNCES RECEIPT OF NASDAQ DEFICIENCY NOTICE
DELAND, FL., October 17, 2014/PRNewswire/--ARC Group Worldwide, Inc. (the “Company”) (NASDAQ: ARCW), a leading global provider of advanced manufacturing and 3D printing solutions, announced today that on October 15, 2014, it received a notice from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it is not in compliance with Nasdaq Listing Rule 5250(c)(1), Obligation to File Periodic Financial Reports, because it did not timely file its Annual Report on Form 10-K for the fiscal year ended June 30, 2014 with the Securities and Exchange Commission. As previously announced in the Company’s press release dated October 14, 2014, the Company determined that it needs to delay the filing of its Annual Report on Form 10-K for the fiscal year ended June 30, 2014.
The Company has been provided an initial grace period of 60 calendar days, or until December 15, 2014, to submit a plan to regain compliance and if Nasdaq accepts the Company’s plan, an additional grace period of up to 180 calendar days from the original due date, or until April 13, 2015, can be provided to regain compliance. In the event Nasdaq determines that the Company’s plan is not sufficient to regain compliance, Nasdaq staff will send written notice that the Company’s common stock will be subject to delisting. At that time, the Company may appeal the delisting determination to a Nasdaq hearings panel. The Company is working diligently on this matter and intends to file its Annual Report on Form 10-K as soon as reasonably possible.
About ARC Group Worldwide, Inc.
ARC Group Worldwide is a leading global advanced manufacturing and 3D printing service provider. Founded in 1987, the Company offers its customers a compelling portfolio of advanced manufacturing technologies and cutting-edge capabilities to improve the efficiency of traditional manufacturing processes and accelerate their time to market. In addition to being a world leader in metal injection molding (“MIM”), ARC has significant expertise in 3D printing and imaging, materials science, advanced tooling, automation, machining, stamping, plastic injection molding, lean manufacturing, and robotics. For more information about ARC Group Worldwide, please visit www.ArcGroupWorldwide.com, or its operating subsidiaries at www.3DMaterialTechnologies.com, www.AFTmim.com, www.AFTmimHU.com, www.ARCmim.com, www.ArcWireless.net, www.ATCmold.com, www.FloMet.com, www.GeneralFlange.com, www.Injectamax.com, www.kecycorporation.com, www.TeknaSeal.com, and www.ThixoWorks.com.
IMPORTANT INFORMATION
This press release may contain "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995, which are based on ARC's current expectations, estimates and projections about future events. These include, but are not limited to, statements, if any, regarding business plans, pro-forma statements and financial projections, ARC's ability to expand its services and realize growth. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties, and the general effects of financial, economic, and regulatory conditions affecting our industries. Accordingly, actual results may differ materially. ARC does not have any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For additional factors that may affect future results, please see filings made by ARC with the Securities and Exchange Commission ("SEC"), including its Form 10-K for the fiscal year ended June 30, 2013 and Form 10-Q for the period ended March 30, 2014, as well as current reports on Form 8-K filed from time-to-time with the SEC.
CONTACT: Drew M. Kelley
PHONE: (303) 467-5236
Email: InvestorRelations@ArcGroupWorldwide.com